EXHIBIT 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-117241) pertaining to the Fundtech Ltd. 1997 Israeli Share Option Plan for the Employees of Fundtech Ltd., the Fundtech Ltd. 1999 Employee Option Pan, and the Fundtech Ltd. Directors’ Option Plan, of our reports dated March 24, 2008, relating to the financial statements of Fundtech Ltd. (which report expresses an unqualified opinion), and the effectiveness of Fundtech Ltd.'s internal control over financial reporting, appearing in this Annual Report on Form F-20 of Fundtech Ltd. for the year ended December 31, 2007.

/s/ BRIGHTMAN ALMAGOR & CO
BRIGHTMAN ALMAGOR & CO
Certified Public Accountants
A member of Deloitte Touche Tohmatsu

Tel-Aviv, Israel
April 11, 2008